Exhibit 4.31

AMENDMENT NO. 1 (this “Amendment”) to the Deposit Agreement, dated as of October 21, 2005, as amended by the letter agreement dated October 18, 2012 (as so amended, the “Deposit Agreement”), between The Goldman Sachs Group, Inc. (the “Company”), The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Depositary (the “Depositary”), and the holders from time to time of the depositary receipts described therein.

WHEREAS, pursuant to Section 6.1 of the Deposit Agreement, the provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect to which they may deem necessary or desirable; provided that such amendment does not materially and adversely alter the rights of the holders of Receipts of any particular series without the approval of the requisite percentage of holders of the Depositary Shares of such series then outstanding;

WHEREAS, the Company desires to amend Section 2.8 of the Deposit Agreement, with such amendment effective against holders of Receipts of any series that are issued on or after the date hereof and with no effect against holders of Receipts of any series issued prior to the date of this Amendment;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Deposit Agreement, the parties hereto hereby agree as follows:

1.	Section 2.8 is hereby amended by adding the following sentences to the end of the first paragraph of Section 2.8:

“Notwithstanding the foregoing, with respect to any series of Stock the initial issuance of which occurs on or after June 17, 2019, whenever the Company shall be permitted and shall elect to redeem shares of Stock of a particular series in accordance with the provisions of the Certificate of such series, in lieu of providing notice in accordance with the procedures set forth in the first sentence of this paragraph, it may instead (unless otherwise agreed to in writing with the Depositary) give or cause to be given to the Depositary (i) not less than 25 days and not more than 75 days prior to the Redemption Date, a draft notice indicating, to the extent known at that time, the date of the intended redemption of Stock of such series, the number of shares of such series held by the Depositary intended to be so redeemed and the intended redemption price, which draft notice shall be maintained in confidence by the Depositary and not disclosed to holders of Receipts evidencing the Depositary Shares of such series, and (ii) not less than 17 days and not more than 60 days prior to the Redemption Date, final notice (“Final Notice”) of the date of the proposed redemption of Stock of such series, the number of shares of such series held by the Depositary to be so redeemed and the applicable redemption price, which Final Notice shall be accompanied by a certificate from the Company stating that the redemption of Stock of such series is in accordance with the provisions of the Certificate of such series. For the avoidance of doubt, notice of a proposed redemption of Stock of any series shall have no effect unless and until the Company gives or causes to be given to the Depositary the Final Notice of redemption in respect of such series. After receiving the Final Notice, the Depositary shall promptly provide notice to holders of the Receipts evidencing the Depositary Shares of such series of the Company’s Stock being redeemed.”

2.	Terms used but not defined herein shall have the meanings ascribed to such terms in the Deposit Agreement.

3.	Except insofar as amended hereby, all provisions, terms and conditions of the Deposit Agreement are hereby ratified and confirmed and shall remain in full force and effect.

4.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable conflicts of law principles.

5.	This Amendment may be executed in any number of counterparts.

6.

The recitals contained herein shall be taken as statements of the Company, and the Depositary assumes no responsibility for their correctness. The Depositary makes no representations as to the validity or sufficiency of this Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the 17th day of June, 2019.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ James J. White, Jr.
	Name	James J. White, Jr.
	Title:	Attorney in Fact

THE BANK OF NEW YORK MELLON, as Depositary

By:	/s/ Stacey B. Poindexter
	Name	Stacey B. Poindexter
	Title:	Vice President

[Signature Page to Amendment No. 1 to Deposit Agreement]